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Exhibit 12.1

Grupo TMM and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Amounts in thousands of dollars)

	Year Ended December 31,
	2003		2002		2001	2000	1999
Historical ratio (U.S. GAAP):
Fixed charges:
Interest costs and amortization on debt discount or premium in all indebtedness	173,904		162,498		142,036	165,767	167,919
Portion of rent expense representative of interest factor(A)	29,879		27,574		34,310	31,597	21,500

Fixed charges	203,783		190,072		176,346	197,364	189,419

Earnings:
Pretax income from continuing operations	(168,496)		(102,648)		(14,761)	(30,423)	70,523
Less:
Minority interest	27,947		87,126		71,134	46,846	(104,628)
Equity investee income/loss	230		(2,187)		(459)	(522)	(1,247)
Fixed charges	203,783		190,072		176,346	197,364	189,419
Amortization of capitalized interest	345		345		345	345	345
Distributed income of equity investees	—		1,274		—	—	—

	63,809		173,982		232,605	213,610	154,412

Ratio of earnings to fixed charges	(N/A	)(B)	(N/A	)(B)	1.32	1.08	(N/A	)(B)

(A)
The Company considered one third of the rent expense as imputed interest factor.

(B)
Due to the registrant's loss in 2003,2002 and 1999, the ratio coverage was less than 1:1. The registrant must generate additional earnings of $140.0 million, $16.1 million and $35.0 million respectively to achieve a coverage ratio of 1:1.

Note: This information reflects discontinued Port and Terminals figures.

Grupo TMM and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Amounts in thousands of dollars)

	Year Ended December 31,
	2003		2002		2001	2000	1999
Historical ratio (IFRS GAAP):
Fixed charges:
Interest costs and amortization on debt discount or premium in all indebtedness	173,860		163,430		141,103	165,767	167,919
Portion of rent expense representative of interest factor(A)	31,777		33,194		38,839	35,653	24,148

Fixed charges	205,637		196,624		179,942	201,420	192,067

Earnings:
Pretax income from continuing operations	(45,105)		(22,808)		1,775	(15,783)	29,349
Less:
Minority interest	(31,248)		(3,455)		91,139	57,643	(39,873)
Equity investees income/loss	230		(2,187)		(459)	(522)	(1,247)
Fixed charges	205,637		196,624		179,942	201,420	192,067
Amortization of capitalized interest	345		345		345	345	345
Distributed income of equity investees	—		1,274		—	—	—

	129,859		169,793		272,742	243,103	180,641

Ratio of earnings to fixed charges	(N/A	)(B)	(N/A	)(B)	1.52	1.21	(N/A	)(B)

(A)
The Company considered one third of the rent expense as imputed interest factor

(B)
Due to the registrant's loss in 2003, 2002, and 1999, the ratio coverage was less than 1:1. The registrant must generate additional earnings of $75.8 million, $26.8 million and $11.4 million respectively to achieve a coverage ratio of 1:1.

Note: This information not reflects discontinued Port and Terminals figures

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Grupo TMM and Subsidiaries COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Amounts in thousands of dollars)
Grupo TMM and Subsidiaries COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Amounts in thousands of dollars)